Exhibit 16

August 9, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE:   Voice Diary Inc.
        File Ref No 000-50029

We have read the third and forth paragraphs of item 4.01 included in the Form 8-K of Voice Diary, Inc. dated August 9, 2006 to be filed with the Securities and Exchange Commission and are in agreement with the statement contained herein.

Very truly yours,

/s/ Brightman Almagor & Co.,
Brightman Almagor & Co.,
Tel Aviv, Israel